UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                                   I-MANY, INC
                                (Name of Issuer)


                         Common Stock (0.0001 par value)
                         (Title of Class of Securities)


                                    44973Q103
                                 (CUSIP Number)

November 9, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 44973Q103                    13G                    PAGE 2 OF 6 PAGES
--------------------                                          ------------------


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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
      Instructions) (a) [ ]  (b) [X]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware

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              5      SOLE VOTING POWER
  NUMBER OF          1,946,964
   SHARES
BENEFICIALLY  ------------------------------------------------------------------
  OWNED BY    6      SHARED VOTING POWER
    EACH
  REPORTING
   PERSON     ------------------------------------------------------------------
    WITH      7      SOLE DISPOSITIVE POWER
                     1,946,964

              ------------------------------------------------------------------
              8      SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,946,964

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.09 %

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      CO

--------------------------------------------------------------------------------
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                                                               PAGE 3 OF 6 PAGES


ITEM 1(A).         NAME OF ISSUER.
                   I-MANY, INC.

ITEM 1(B).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                   537 Congress Street, 5th Floor, Portland, Maine 04101 - 3353

ITEM 2(A).         NAMES OF PERSON FILING.
                   Chilton Investment Company, Inc.

ITEM 2(B).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                   65 Locust Avenue, 2nd Floor
                   New Canaan, CT 06840

ITEM 2(C).         CITIZENSHIP.
                   State of Delaware

ITEM 2(D).         TITLE OF CLASS OF SECURITIES.

                   Common Stock, par value $0.0001 per share.

ITEM 2(E).         CUSIP NUMBER.
                   44973Q103

ITEM 3.

                  If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
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                                                               PAGE 4 OF 6 PAGES


                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.            OWNERSHIP.

                   (a) Amount beneficially owned: 1,946,964 shares

                   (b) Percent of class: 6.09%

                   (c) Number of shares as to which the person has:

                       (i)   Sole power to vote or to direct the
                             vote:                                    1,946,964
                       (ii)  Shared power to vote or to direct
                             the vote:                                        0
                       (iii) Sole power to dispose or to direct
                             the disposition of:                      1,946,964
                       (iv)  Shared power to dispose or to direct
                             the disposition of:                              0

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Inapplicable.

                   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING

ITEM 7.            COMPANY.

                   Inapplicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Inapplicable.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Inapplicable.

ITEM 10.           CERTIFICATIONS.
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                                                               PAGE 5 OF 6 PAGES


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                               PAGE 6 OF 6 PAGES


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 20, 2000

                                    CHILTON INVESTMENT COMPANY, INC.


                                    By: /s/ Norman B. Champ III
                                        --------------------------------------
                                        Name: Norman B. Champ III
                                        Title: Managing Director